Exhibit 10.18
AISLIC Policy No. 4762498
Declarations

A Member
Company
Of American
International
Group, Inc.
AMERICAN INTERNATIONAL
SPECIALTY LINES INSURANCE COMPANY
A Capital Stock Insurance Company
70 Pine Street
New York, New York 10270
THIS INSURER IS NOT LICENSED IN THE STATE OF NEW YORK
AND IS NOT SUBJECT TO ITS SUPERVISION.

NOTICE: THIS POLICY DOES NOT CONTAIN RISK TRANSFER AND DOES NOT QUALIFY FOR INSURANCE ACCOUNTING TREATMENT. THE NAMED INSURED SHOULD CONSULT WITH ITS ACCOUNTING ADVISORS ON THE PROPER ACCOUNTING TREATMENT FOR THIS POLICY.
NOTICE: PURSUANT TO ARIZONA REVISED STATUTES S 20-401.01, SUBSECTION B, PARAGRAPH 1, THIS POLICY IS ISSUED BY AN INSURER THAT DOES NOT POSSESS A CERTIFICATE OF AUTHORITY FROM THE DIRECTOR OF THE ARIZONA DEPARTMENT OF INSURANCE. IF THE INSURER THAT ISSUED THIS POLICY BECOMES INSOLVENT, INSUREDS OR CLAIMANTS WILL NOT BE ELIGIBLE FOR INSURANCE GUARANTY FUND PROTECTION PURSUANT TO ARIZONA REVISED STATUTES TITLE 20.
NOTICE: THIS IS A INDEMNIFICATION POLICY. THIS POLICY INDEMNIFIES THE NAMED INSURED ONLY AND WILL NOT MAKE PAYMENTS TO ANY THIRD PARTY. THIS POLICY IS SUBJECT TO COMMUTATION AT THE DISCRETION OF THE NAMED INSURED AT ANY TIME AFTER DECEMBER 31, 2027 AND ON OR BEFORE DECEMBER 31, 2045. IN THE EVENT OF COMMUTATION, THE INSURER WILL NOT HAVE ANY FURTHER LIABILITY UNDER THIS POLICY TO THE NAMED INSURED OR ANY OTHER PARTY REGARDLESS OF THE DATE OF OCCURRENCE OF A CLAIM OR EVENT GIVING RISE TO A CLAIM. IF NOT PREVIOUSLY COMMUTED, THIS POLICY TERMINATES ON DECEMBER 31, 2045 AND THE INSURER WILL NOT HAVE ANY FURTHER LIABILITY UNDER THIS POLICY TO THE NAMED INSURED OR ANY OTHER PARTY.
NOTICE: THIS POLICY CONTAINS CERTAIN PROVISIONS AND REQUIREMENTS UNIQUE TO IT AND MAY BE DIFFERENT FROM OTHER POLICIES THE NAMED INSURED MAY HAVE PREVIOUSLY PURCHASED. PLEASE READ THIS POLICY CAREFULLY.
RECLAMATION AND RECYCLING INDEMNIFICATION POLICY
Policy Number: 4762498
DECLARATIONS

Item 1.	Named Insured & Mailing Address:

First Solar Holdings, LLC
4050 E. Cotton Center #6-68
Phoenix, AZ 85040

Item 2.	Coverage Period: From 12:01 a.m. at the Named Insured’s Mailing Address on January 1, 2003 to 11:59 p.m. at the Named Insured’s Mailing Address on December 31, 2007.

AISLIC Policy No. 4762498
Declarations

Item 3.	Effective Date: June 1, 2005

Item 4.	Reporting Periods:

For Covered Products sold from January 1, 2003 to December 31, 2003 (the “2003 Coverage Year”): From 12:01 a.m., on January 1, 2023 at the Named Insured’s location to 11:59 p.m. on December 31, 2038.

For Covered Products sold from January 1, 2004 to December 31, 2004 (the “2004 Coverage Year”): From 12:01 a.m., on January 1, 2024 at the Named Insured’s location to 11:59 p.m. on December 31, 2039.

For Covered Products sold from January 1, 2005 to December 31, 2005 (the “2005 Coverage Year”): From 12:01 a.m., on January 1, 2025 at the Named Insured’s location to 11:59 p.m. on December 31, 2040.

For Covered Products sold from January 1, 2006 to December 31, 2006 (the “2006 Coverage Year”): From 12:01 a.m., on January 1, 2026 at the Named Insured’s location to 11:59 p.m. on December 31, 2041.

For Covered Products sold from January 1, 2007 to December 31, 2007 (the “2007 Coverage Year”): From 12:00 a.m., on January 1, 2027 at the Named Insured’s location to 11:59 p.m. on December 31, 2042.

Item 5.	Exposure Units:

Period	Projected Modules Sold	Actual Modules Sold
2003 Coverage Year	N/A	43,766
2004 Coverage Year	N/A	120,241
2005 Coverage Year	333,000	To be reported by the Named Insured in writing on or before March 1, 2006.
2006 Coverage Year	To be reported by the Named Insured in writing on or before March 1, 2006	To be reported by the Named Insured in writing on or before March 1, 2007.
2007 Coverage Year	To be reported by the Named Insured in writing on or before March 1, 2007	To be reported by the Named Insured in writing on or before March 1, 2008.

Item 6.	Policy Limits:

Per Module Limit: $7

Coverage Year Limits:
2003 Coverage Year Limit: $306,362

AISLIC Policy No. 4762498
Declarations

2004 Coverage Year Limit: $841,687
2005 Coverage Year Limit: $2,331,000 as of the Effective Date
2006 Coverage Year Limit: To Be Determined as set forth in Section IV of the Policy
2007 Coverage Year Limit: To Be Determined as set forth in Section IV of the Policy

Policy Aggregate Limit: $3,479,049 as of the Effective Date

Each Coverage Year Limit is calculated as: (the reported Actual Modules Sold multiplied by Per Module Limit). Subject to the terms set forth in Item 5 of the Declarations, If Actual Modules Sold is not yet available, Projected Modules Sold shall be used in the calculation of Coverage Year Limit, and the Coverage Year Limits shall only increase subject to the Insurer’s receipt of Additional Deposit Due To Audit as set forth in Section IV of the Policy. Coverage Year Limit for future years that are not yet determined shall only be provided upon the Named Insured payment of Additional Deposit pursuant to Section IV of the Policy.

The Policy Aggregate Limit shall equal the sum of all Coverage Year Limits and is the maximum amount payable for Losses and all other costs covered by the Policy.

Item 7.	Administrative Fee:
$200,000 payable on or before the Effective Date
$150,000 payable on or before May 1, 2006
$100,000 payable on or before May 1, 2007

The Administrative Fee is fully earned upon receipt and non-refundable. The Administrative Fee does not include any applicable premium taxes, other surcharges or taxes, or intermediary compensation, which may apply separately and which are the sole responsibility of the Named Insured or its Surplus Lines Broker.

Item 8.	Deposit: $1,234,000.

The Deposit is payable in full on or before the Effective Date. The Deposit does not include any applicable premium taxes, other surcharges or taxes, or intermediary compensation, which may apply separately. Any such taxes, charges, assessments or expenses, if applicable, are the sole responsibility of the Named Insured and/or its Surplus Line Broker.

Item 9.	Terrorism Coverage: Named Insured has been offered coverage for losses arising out of an Act of Terrorism as defined in the Terrorism Risk Insurance Act of 2002 for the amount set forth in Schedule A. The Named Insured rejected such coverage and executed the Policyholder Disclosure Statement set forth as Schedule A.

Item 10.	Surplus Line Broker:

Brown & Brown of Arizona Inc.
2800 North Central Avenue #1600
Phoenix, AZ 85004
Surplus Lines License Number: 29961

AISLIC Policy No. 4762498
Declarations

AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY
By:
Authorized Representative

Signed at New York, New York on
                                             , 2005

AISLIC Policy No. 4762498

A Member
Company
Of American
International
Group, Inc.
AMERICAN INTERNATIONAL
SPECIALTY LINES INSURANCE COMPANY
A Capital Stock Insurance Company
70 Pine Street
New York, New York 10270
THIS INSURER IS NOT LICENSED IN THE STATE OF NEW YORK
AND IS NOT SUBJECT TO ITS SUPERVISION.

NOTICE: THIS POLICY DOES NOT CONTAIN RISK TRANSFER AND DOES NOT QUALIFY FOR INSURANCE ACCOUNTING TREATMENT. THE NAMED INSURED SHOULD CONSULT WITH ITS ACCOUNTING ADVISORS ON THE PROPER ACCOUNTING TREATMENT FOR THIS POLICY.
NOTICE: PURSUANT TO ARIZONA REVISED STATUTES S 20-401.01, SUBSECTION B, PARAGRAPH 1, THIS POLICY IS ISSUED BY AN INSURER THAT DOES NOT POSSESS A CERTIFICATE OF AUTHORITY FROM THE DIRECTOR OF THE ARIZONA DEPARTMENT OF INSURANCE. IF THE INSURER THAT ISSUED THIS POLICY BECOMES INSOLVENT, INSUREDS OR CLAIMANTS WILL NOT BE ELIGIBLE FOR INSURANCE GUARANTY FUND PROTECTION PURSUANT TO ARIZONA REVISED STATUTES TITLE 20.
NOTICE: THIS IS A INDEMNIFICATION POLICY. THIS POLICY INDEMNIFIES THE NAMED INSURED ONLY AND WILL NOT MAKE PAYMENTS TO ANY THIRD PARTY. THIS POLICY IS SUBJECT TO COMMUTATION AT THE DISCRETION OF THE NAMED INSURED AT ANY TIME AFTER DECEMBER 31, 2027 AND ON OR BEFORE DECEMBER 31, 2045. IN THE EVENT OF COMMUTATION, THE INSURER WILL NOT HAVE ANY FURTHER LIABILITY UNDER THIS POLICY TO THE NAMED INSURED OR ANY OTHER PARTY REGARDLESS OF THE DATE OF OCCURRENCE OF A CLAIM OR EVENT GIVING RISE TO A CLAIM. IF NOT PREVIOUSLY COMMUTED, THIS POLICY TERMINATES ON DECEMBER 31, 2045 AND THE INSURER WILL NOT HAVE ANY FURTHER LIABILITY UNDER THIS POLICY TO THE NAMED INSURED OR ANY OTHER PARTY.
NOTICE: THIS POLICY CONTAINS CERTAIN PROVISIONS AND REQUIREMENTS UNIQUE TO IT AND MAY BE DIFFERENT FROM OTHER POLICIES THE NAMED INSURED MAY HAVE PREVIOUSLY PURCHASED. PLEASE READ THIS POLICY CAREFULLY.
RECLAMATION AND RECYCLING INDEMNIFICATION POLICY
Summary of Coverage
This Policy is made and entered into as of the Effective Date by the Named Insured and the Insurer. In consideration of the payment of the Administrative Fee and Deposit listed under Item 7 and Item 8 of the Declarations respectively and in reliance on the representations, warranties and covenants of the Named Insured contained herein, and in accordance with the terms of the Policy, including the Declarations and any exhibits, schedules, endorsements hereto, or other documents incorporated herein by reference, which together shall constitute this Reclamation and Recycling Reimbursement Policy (this “Policy”) and subject to any retentions, limitations or exclusions, American International Specialty Lines Insurance Company (the “Insurer”) and the Named Insured agree as follows:

AISLIC Policy No. 4762498

SECTION I. INSURING AGREEMENT

The Insurer shall indemnify the Named Insured, subject to the Policy Limits, the Losses arising from the Covered Products sold during the Coverage Period, provided that:
A. The Policy shall only cover those Losses reported in writing by the Named Insured to the Insurer during the applicable Reporting Period;
B. The Policy shall only cover Losses arising from Covered Products reclaimed and/or recycled after the Effective Date of the Policy and before the last day of the relevant Reporting Period.
C. The Policy shall automatically terminate and provide no further coverage to the Insured after December 31, 2045, unless the Named Insured has previously exercised its right to commute the Policy pursuant to Section IX of this Policy; and
D. The Policy shall not pay the Named Insured for any Losses reported to the Insurer prior to the relevant Reporting Period.

SECTION II. DEFINITIONS

A.	“Actual Modules Sold” has the meaning set forth in item 5 of the Declarations and described in Section IV(C) of the Policy.

B.	“Additional Deposit” has the meaning set forth in Section IV(B) of this Policy.

C.	“Additional Deposit 2006” has the meaning set forth in Section IV(B) of this Policy.

D.	“Additional Deposit 2007” has the meaning set forth in Section IV(B) of this Policy.

E.	“Additional Deposit Due To Audit” has the meaning set forth in Section IV(C) of this Policy.

F.	“Administrative Fee” means the amount set forth in Item 7 of the Declarations.

G.	“Annual Audit Report” has the meaning set forth in Section IV(C) of this Policy.

H.	“Average Daily Balance” means the calculation whereby the Beginning Experience Balance is credited with Deposit, Additional Deposit, Additional Deposit Due To Audit and Loss recoveries received by the Insurer, and debited with any Loss payments or any other amounts paid by the Insurer. All such debits and credits shall be made on the day such payments are received by the Insurer or made by the Insurer to yield the Daily Balance. If there are no credits or debits to apply, then the Daily Balance will remain unchanged from the previous day. The Daily Balances for all calendar days in the Calculation Period are added together and this sum is divided by the total number of calendar days in the Calculation Period to calculate the Average Daily Balance of the Experience Balance for that Calculation Period.

I.	“Beginning Experience Balance” has the meaning set forth in Section V of this Policy.

J.	“Calculation Period” means:
     1. With respect to the period of time from the Effective Date to December 31, 2022, annually on a calendar year basis;

AISLIC Policy No. 4762498
     2. With respect to the period of time starting on January 1, 2023 and continuing thereafter, quarterly.
K.	“Coverage Period” has the meaning set forth in Item 2 of the Declarations.

L.	“Coverage Years” has the meaning set forth in Item 4 of the Declarations.

M.	“Coverage Year Limit(s)” has the meaning set forth in Item 6 of the Declarations and described in Section III (B) of the Policy.

N.	“Coverage Territory” means worldwide, except that if coverage under this Policy is in violation of any United States of America’s economic or trade sanctions, including but not limited to, sanctions administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), then such coverage shall be null and void.

O.	“Covered Products” means the solar modules manufactured and sold by the Insured during the Coverage Period.

P.	“Credit Amount” means the amount that shall be determined for each Calculation Period based upon the following formula:
1. With respect to the period of time from the Effective Date to December 31, 2005, [(1 + Crediting Rate)(7/12)-1] x Average Daily Balance;
2. With respect to the period of time from January 1, 2006 to December 31, 2022, Crediting Rate x Average Daily Balance;
3. With respect to the period of time starting on January 1, 2023 and continuing thereafter, [(1 + Crediting Rate)(1/4)-1] x Average Daily Balance.
The calculation of the Credit Amount shall be performed by the Insurer annually, and a statement reflecting this compounding calculation shall be available to the Named Insured upon written request.
Q.	“Crediting Rate” means :
1. With respect to the period of time from the Effective Date to December 31, 2022, a fixed rate equal to the U.S. Dollar Finance AAA 18-year rate reported on the Bloomberg Financial Markets Services Display Screen (Curve 21) as of the Effective Date, minus 120 basis points;
2. With respect to the period of time starting on January 1, 2023 and continuing thereafter, LIBOR minus 35 basis points
R.	“Declarations” means the declarations page attached to the front of this Policy.

S.	“Deposit” means the amount set forth in Item 8 of the Declarations.

T.	“Discount Rate” has the meaning set forth in Section IV of the Policy.

U.	“Effective Date” means the date specified in Item 3 of the Declarations.

AISLIC Policy No. 4762498
V.	“Ending Experience Balance” has the meaning set forth in Section V of this Policy.

W.	“Excess Modules Sold” has the meaning set forth in Section IV(C) of this Policy.

X.	“Exposure Units” means the Projected Modules Sold, Actual Modules Sold, and shall have the meaning set forth in Item 5 of the Declarations.

Y.	“Experience Balance” has the meaning set forth in Section V of this Policy.

Z.	“Insured” means the Named Insured, First Solar, LLC, First Solar GmbH, and any subsidiaries of the Named Insured that exist now or which may hereafter be constituted or acquired and which are owned, financially controlled or managed by the Named Insured.

AA.	“Insurer” shall have the meaning set forth in the first paragraph of this Policy.

BB.	“LIBOR” means the three-month LIBOR for U.S. dollars, based upon the British Bankers’ Association LIBOR rate reported on the Bloomberg Financial Markets Services Display Screen or any successor screen thereto, as of 11:00 a.m. (London time) on: (1) for the first Calculation Period, the later of the Effective Date and the date that the Administrative Fee and Deposit are received by the Insurer; and (2) for each Calculation Period thereafter, on the last Business Day of the prior Calculation Period. In the event Bloomberg L.P. ceases to provide such information, the Insurer shall select a comparable information provider for the British Bankers’ Association LIBOR rate. In the event that no such information is available, LIBOR shall be the arithmetic mean of the interbank rates offered by major banks in London for U.S. dollar deposits having a three-month maturity. For the purposes of this definition of LIBOR only, “Business Day” means any day of the week other than Saturday, Sunday and any day that is a bank or public holiday in England and Wales.

CC.	“Loss(es)” means all of the costs that the Named Insured has already paid or is legally obligated to pay as a result of its reclamation and recycling of the Covered Products sold during the Coverage Period, including, but not limited to, all costs of transporting and storing the Covered Products prior to recycling.

DD.	“Module” means one solar module manufactured and sold by the Named Insured regardless of the model or type of the solar module.

EE.	“Named Insured” means the party named in Item 1 of the Declarations.

FF.	“Per Module Limit” means the amount set forth in Item 6 of the Declarations and described in Section III (A) of the Policy.

GG.	“Per Unit Deposit Rate” has the meaning set forth in Section IV of the Policy.

HH.	“Policy” shall have the meaning set forth in the first paragraph of this Reclamation and Recycling Indemnification Policy.

II.	“Policy Aggregate Limit” means the amount set forth in Item 6 of the Declarations and described in Section III (C) of the Policy.

JJ.	“Policy Limits” shall mean the amounts set forth in Item 6 of the Declarations and described in Section III of this Policy.

AISLIC Policy No. 4762498
KK.	“Projected Modules Sold” has the meaning set forth in item 5 of the Declarations and described in Section IV(B) of the Policy.

LL.	“Reporting Periods” has the meaning set forth in Item 4 of the Declarations.

MM.	“Surplus Line Broker” shall have the meaning set forth in Item 10 the Declarations.

NN.	“Terrorism” means the use or threatened use of force or violence against person or property, or commission of an act dangerous to human life or property, or commission of an act that interferes with or disrupts an electronic or communication system, undertaken by any person or group, whether or not acting on behalf of or in any connection with any organization, government, power, authority or military force, when the effect is to intimidate, coerce or harm: (1) a government; (2) the civilian population of a country, state or community; or (3) to disrupt the economy of a country, state or community. Terrorism includes, but is not limited to, a certified act of terrorism defined by Section 102. Definitions, of the Terrorism Risk Insurance Act of 2002 and any revisions or amendments.

SECTION III. POLICY LIMITS

A.	The Per Module Limit set forth in Item 6 of the Declarations is the maximum amount that the Insurer will indemnify the Named Insured pursuant to the Policy in aggregate for all Losses associated with the reclamation and recycling of one Module of the Covered Product.

B.	Each Coverage Year Limit is calculated as: (the reported Actual Modules Sold multiplied by Per Module Limit). Subject to the terms set forth in Item 5 of the Declarations, If Actual Modules Sold is not yet available, Projected Modules Sold shall be used in the calculation of Coverage Year Limit, and the Coverage Year Limits shall only increase subject to the Insurer’s receipt of Additional Deposit Due To Audit as set forth in Section IV of the Policy. Coverage Year Limit for future years that are not yet determined shall only be provided upon the Named Insured payment of Additional Deposit pursuant to Section IV of the Policy.

The Coverage Year Limits set forth in Item 6 of the Declarations is the maximum amount that the Insurer will indemnify the Named Insured pursuant to the Policy in aggregate for all Losses arising from the Covered Products sold during each applicable Coverage Year.

C.	The Policy Aggregate Limit shall equal the sum of all Coverage Year Limits. The Policy Aggregate Limit set forth in Item 6 of the Declarations is the maximum amount that the Insurer will indemnify the Named Insured in aggregate for all Losses covered by the Policy.

SECTION IV. ADMINISTRATIVE FEE, DEPOSIT, ADDITIONAL DEPOSIT, ADDITIONAL DEPOSIT DUE TO AUDIT

A.	The Administrative Fee and Deposit for the Policy are the amounts set forth in Item 7 and Item 8 of the Declarations respectively, and are payable in full before the Effective Date. The Administrative Fee is fully earned upon receipt by the Insurer and non-refundable. Receipt of the Administrative Fee and Deposit in full is a condition precedent to any coverage being provided under the Policy.

B.	The Named Insured shall provide the Insurer with a written report of Projected Modules Sold for each of the 2006 Coverage Year and 2007 Coverage Year on or before the due dates set forth in Item 5 of the Declarations. Additional Deposits for 2006 Coverage Year and 2007 Coverage Year shall be determined by the Insurer and notified in writing by the Insurer to the Named Insured

AISLIC Policy No. 4762498
within 30 days after the Insurer’s receipt of written report of Projected Modules Sold. The Additional Deposit for each Coverage Year shall be calculated as follows:
(Projected Modules Sold for the Coverage Year x Per Unit Deposit Rate),
Where the “Per Unit Deposit Rate” = $7 x [1/(1 + Discount Rate)20 ], and the Discount Rate = U.S. Dollar Finance AAA 20-year rate reported on the Bloomberg Financial Markets Services Display Screen (Curve 21) or any successor screen thereto on the date the calculation is performed.
The Additional Deposit for each Coverage Year shall be payable as follows:
•	For 2006 Coverage Year: On or before May 1, 2006 (the “Additional Deposit 2006”)

•	For 2007 Coverage Year: On or before May 1, 2007 (the “Additional Deposit 2007”)
Upon the Insurer’s receipt of the Additional Deposit for each Coverage Year, the Coverage Year Limit for such Coverage Year shall equal the amount of (Projected Modules Sold for the Coverage Year x $7).

The Insurer shall have the right to request all information supporting the Named Insured’s calculation of Projected Modules Sold and to examine or audit the Named Insured’s records with respect to this calculation.

C.	Within Sixty (60) days after the end of each Coverage Year, the Named Insured shall report to the Insurer in writing the total number of Covered Products sold during such Coverage Year (the “Actual Modules Sold”), and such written report shall be represented, warranted and signed by an authorized signatory of the Named Insured (the “Annual Audit Report”).

For the number of Actual Modules Sold in excess of the Projected Modules Sold (the “Excess Modules Sold”), an Additional Deposit Due To Audit will be calculated as follows:
(A) “Per Unit Deposit Rate” = $7 x [1/(1 + Discount Rate)18], where Discount Rate = U.S. Dollar Finance AAA 18-year rate reported on the Bloomberg Financial Markets Services Display Screen (Curve 21) or any successor screen thereto on the date the calculation is performed.
(B) Additional Deposit Due To Audit = Per Unit Deposit Rate x Excess Modules Sold
The amount of Additional Deposit Due to Audit shall be notified in writing by the Insurer to the Named Insured within 30 days of the Insurer’s receipt of the Actual Modules Sold. Such amount shall be payable to the Insurer on or before May 1 following each Coverage Year, and the amount shall be credited to the Experience Balance on the date the payment is received by the Insurer.

Upon the Insurer’s receipt of the Additional Deposit Due To Audit, the Coverage Year Limit for the Coverage Year the audit is being performed shall be increased by an amount equal to (Excess Modules Sold x $7.00).

In the event the Excess Modules Sold is a negative amount with respect to 2005 Coverage Year and 2006 Coverage Year, the Coverage Year Limit for the said Coverage Year shall be reduced by an amount equal to (the negative Excess Modules Sold x $7.00). In addition, solely in the calculation of the Additional Deposit 2006 and Additional Deposit 2007, the Projected Modules Sold shall be offset by the amount of such negative Excess Modules Sold from the prior Coverage Year.

AISLIC Policy No. 4762498
D.	The Administrative Fee, Deposit, Additional Deposit and Additional Deposit Due To Audit shall be payable to the Insurer in immediately available funds, free and clear of any setoff, counterclaim or other deduction.

E.	The Administrative Fee, Deposit, Additional Deposit, and Additional Deposit Due To Audit do not include any applicable premium taxes, other surcharges or taxes, which are the responsibility of the Named Insured and/or the Surplus Line Broker. The Named Insured or its representatives shall remit applicable surplus lines taxes to the appropriate taxation authorities. The Administrative Fee, Deposit, Additional Deposit, and Additional Deposit Due To Audit do not include any intermediary compensation, which may apply separately.

F.	In the event the Named Insured fails to pay any Administrative Fee, Deposit, Additional Deposit, or Additional Deposit Due To Audit by its due date, then:
a)	If the unpaid payment is the first Administrative Fee installment or the Deposit, then the Policy shall not incept and no coverage shall have been afforded to the Named Insured for any period of time.

b)	If the unpaid payment is any subsequent Administrative Fee installment, Additional Deposit, or Additional Deposit Due To Audit, then, if not paid within five (5) business days of the due date of such payment, this Policy shall automatically be commuted immediately as of the due date of the unpaid payment and the Insurer shall have no further obligations under this Policy (the “Failed Payment Commutation”). The provisions for commutation of the Policy will govern the procedures for the Failed Payment Commutation, other than the notice provisions, as though the Named Insured had exercised its commutation right, including the Named Insured’s execution of a full release granting the Insurer a complete and total release of all liabilities under the Policy in the event of a Failed Payment Commutation. In the event of a Failed Payment Commutation, the Insurer shall deduct the amount of the unpaid Administrative Fee, including all remaining Administrative Fee installments, from the Experience Balance and return the remaining Experience Balance to the Named Insured upon execution of the full release.

SECTION V. EXPERIENCE BALANCE

The Insurer shall calculate a notional Experience Balance to reflect the receipt of Deposit, Additional Deposit, Additional Deposit Due To Audit and payment of Losses under the Policy.
The Experience Balance shall be reconciled by the Insurer as of the last day of each Calculation Period as follows:
1.	Beginning Experience Balance (zero prior to receipt of the Deposit);
2.	Plus, on the later of the date the Deposit is received by the Insurer or the Effective Date, the Insurer shall credit the Experience Balance with $1,234,000. The entire amount of the Deposit payment must be received by the Insurer in order for the Experience Balance to be credited as described above. Payment of Additional Deposit and Additional Deposit Due To Audit, if any, shall be credited to the Experience Balance on the date such cash payment is received by the Insurer.
3.	Minus, the amount of any reimbursements for covered Losses, on the date those payments are made by the Insurer to the Named Insured;

AISLIC Policy No. 4762498
4.	Plus, any Loss recoveries received by the Insurer on the date those recoveries are received by the Insurer;
5.	Plus, the Credit Amount earned on the Experience Balance;
6.	Equaling, the Ending Experience Balance.
Beginning with the second Calculation Period, the Beginning Experience Balance shall be the Ending Experience Balance for the previous Calculation Period.

SECTION VI. EXCLUSIONS

A.	This Policy does not apply to:
1.	fines or penalties imposed for violation of federal or state law;

2.	punitive or exemplary damages;

3.	Insured’s legal obligation to pay any third party because of bodily injury or property damage;

4.	War:

Any liability arising directly or indirectly as a result of or in connection with war, whether or not declared, or any act or condition incident to war. The term “war” includes civil war, insurrection, act of foreign enemy, civil commotion, factional civil commotion, military, naval or usurped power, rebellion or revolution.

5.	Terrorism:

Any liability arising directly or indirectly as a result of or in connection with Terrorism including, but not limited to, any contemporaneous or ensuing loss caused by fire, looting or theft.

SECTION VII. CLAIM HANDLING; CLAIM REPORTING; LOSS FUNDING; AUDITING

A.	CLAIM REPORTING
1.	Starting on January 1, 2023, the Named Insured shall submit a written report within 15 days after the end of each calendar quarter (the “Quarterly Claims Activity Report”) including the following information by Coverage Year:
•	Coverage Year

•	Number of reclaimed Modules in the reporting quarter that were sold in this Coverage Year

•	Total Losses arising from such Modules in the reporting quarter

•	Explanation of the nature of the Losses
Not withstanding the above, the Named Insured is not required to submit a Quarterly Claims Activity Report if there is no claim activity for the calendar quarter.

AISLIC Policy No. 4762498
Such Quarterly Claims Activity Report shall be represented and warranted to be accurate, and signed by an authorized signatory of the Named Insured.
2.	The Insurer shall only indemnify the Named Insured for claims reported to the Insurer subject to the applicable Reporting Periods set forth in Item 4 of the Declarations. Under no circumstances shall the Insurer indemnify the Named Insured prior to the applicable Reporting Period.
B.	LOSS REIMBURSEMENT

Within forty-five (45) days of Insurer’s receipt of the Quarterly Claim Activity Report, the Insurer shall indemnify the Named Insured for such Losses, subject to the Policy Limits, in the manner agreed upon between the parties.

C.	AUDITING

The Named Insured and each other Insured agrees that the Insurer may, at reasonable times and upon reasonable notice, perform audits of the files for any Losses covered under the Policy. The Named Insured agrees to allow the Insurer to review all files, computer systems, loss funding account, and any other files, systems and procedures relative to the claims handling under this Policy and to cause any other Insured to cooperate with the Insurer in any such audits.

D.	NOTICE

Reports of claims and submission of bordereau shall be sent to:

AIG Domestic Claims, Inc. 70 Pine Street, 5th Floor New York, NY 10270

SECTION VIII. OTHER INSURANCE

This Policy provides primary insurance coverage to the Named Insured. However, if the Named Insured has other valid and collectible insurance that covers a Loss that this Policy also covers, this Policy shall be excess to and will not contribute with such other insurance unless the other insurance is specifically written to be excess of this Policy or such other insurance is stated to be pro rata or contributory coverage (in which case this Policy shall apply on the same basis).

SECTION IX. CANCELLATION AND COMMUTATION

The Policy may not be canceled by the Named Insured, but may be cancelled by the Insurer for the reasons set forth in Section IV of this Policy. However, the Policy may be commuted at the sole option of the Named Insured at any time after December 31, 2027 and on or before December 31, 2045, subject to (i) the Named Insured providing the Insurer with 100 days prior written notice of its intent to commute the Policy, (ii) a positive Experience Balance, (iii) receipt of a written termination agreement and release signed by the Named Insured and in the form set forth as Schedule C to this Policy confirming that the Insurer has been released from complete and total liability under the Policy.
After the effective date of the commutation, the Insurer will not be responsible for any further payments of any kind under the Policy, and will have no liability of any kind or nature, or arising out of or related to, any claims whatsoever, whether outstanding claims or future claims.

AISLIC Policy No. 4762498
Upon commutation, the Insurer will transfer to the Named Insured an amount equal to 100% of the Experience Balance as of the date of commutation in consideration for complete and total release of all liabilities of the Insurer under the Policy.
SECTION X. GENERAL POLICY PROVISIONS
A.	ASSIGNMENT
This Policy and any and all rights under the Policy may not be assigned without the prior written consent of the Insurer. The Insurer shall not be bound by any assignment or transfer of interest that takes place without its consent. Such assignment shall not be unreasonably withheld by the Insurer.
B.	CHANGES AND WAIVERS
Notice to any representative of the Insurer or knowledge possessed by any representative or by any person shall not effect a waiver or change in any part of the Policy; nor shall the terms of the Policy be waived, changed, modified or amended unless agreed to in writing by an authorized representative of the Insurer.
The failure of the Insurer to enforce any provision of the Policy shall not constitute a waiver by the Insurer of any such provision. Any past waiver of a provision by the Insurer shall not constitute a course of conduct or a waiver in the future of that same provision.
C.	REPRESENTATIONS, WARRANTIES AND COVENANTS
The Named Insured hereby represents, warrants and agrees that:
1.	The statements in the Declarations and any other attached exhibits, schedules of endorsements are accurate and complete. Those statements are based upon representations the Named Insured has made to the Insurer.
2.	The submission package provided by the Named Insured or its designated agent to the Insurer was prepared in good faith and on the basis of assumptions, methods, data, tests and information believed by the Named Insured to be valid and accurate in all material respects as of the time such projections were furnished to the Insurer and as of the Effective Date. Further, the Named Insured represents that the submission package included loss data information which accurately reflects the most current loss data. The submission package is incorporated into the Policy by reference.
3.	Any representation made by the Named Insured to anyone with respect to the Policy or any coverage under it shall be made only in the following manner: (i) by presenting a copy of the Policy in its entirety, or (ii) in the form of Certificate of Insurance as set forth in Schedule B of the Policy. In the event that the Policy or the Certificate of Insurance are provided in any language other than English, the Named Insured agrees to be responsible for complete and accurate translation.
4.	The Named Insured was offered coverage for losses arising out of an Act of Terrorism as defined by the federal Terrorism Risk Insurance Act of 2002 on the same terms and conditions of the Policy and has declined such coverage. The Named Insured also represents that it has executed the declination of coverage in form set forth in Schedule A of the Policy.

AISLIC Policy No. 4762498
5.	The Insurer has issued the Policy in reliance upon the Named Insured’s representations, warranties and covenants.
The Surplus Line Broker hereby represents and warrants and agrees that:
1.	It has complied and will continue to comply with all requirements under the surplus lines laws of the State of Arizona.
2.	All representations or certificates issued by the Surplus Lines Broker will comply with the requirements set forth above.
3.	The Insurer has issued this Policy in reliance upon the Surplus Line Broker’s representations, warranties and covenants.
D.	NO PROFESSIONAL ADVICE
The Named Insured acknowledges and agrees that the Insurer has not provided any tax, accounting, or legal advice in connection with this Policy, including the appropriate tax or accounting treatment of this Policy. The Named Insured has been advised by the Insurer to consult with its own legal, tax and accounting advisors concerning this Policy and the appropriate treatment of it for tax and accounting purposes.
E.	EXAMINATION OF BOOKS AND RECORDS
The Insurer shall have the right to examine or audit at any time the Insured’s books and records as they relate to the Policy.
F.	SUBROGATION
In the event of any payment under the Policy, the Insurer shall be subrogated to all the Insured’s rights of recovery therefor against any person or organization, and the Insured shall execute and deliver instruments and papers and do whatever else is necessary to secure such rights. The amount of such recoveries received by the Insurer, if any, net of all costs incurred shall be credited to the Experience Balance as set forth in Section V(4) hereof. The Insured shall do nothing to prejudice such rights.
G.	THIRD PARTIES
This Policy shall not be deemed to give any right or remedy whatsoever to any third party unless said right or remedy is specifically granted to such third party by the terms hereof.
H.	ENTIRE AGREEMENT
This Policy contains the full and complete understanding and agreement between the parties hereto with respect to the subject matter hereof. The parties acknowledge that neither is entering into the Policy in reliance upon any term, condition, representation or warranty not stated herein and that the Policy replaces any and all prior agreements whether oral or written, pertaining to the subject matter hereof.
I.	CONSTRUCTION
It is understood and agreed that this Policy is a manuscript policy that has been negotiated at arm’s length and on equal footing as between the Named Insured and Insurer, that both parties are

AISLIC Policy No. 4762498
sophisticated and that both parties fully understand and agree to all the terms and conditions contained in the Policy. Accordingly, in any dispute concerning the meaning of the Policy, or any term or condition hereof, such dispute shall be resolved without any presumption or rule of construction in favor of either party or any related or similar doctrine.
J.	BANKRUPTCY
Bankruptcy or insolvency of the Insured or the Insured’s estate shall not relieve the Insurer of any of its obligations hereunder.
K.	NOTICES
Except as set forth in paragraph P below, any communication required to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if sent to the Named Insured at the address or facsimile number indicated in Item 1 of the Declarations, or to the Insurer at the address or facsimile number shown below unless a change in address is received by the notifying party:
American International Specialty Lines Insurance Company
70 Pine Street, 5th Floor
New York, New York 10270
Facsimile: (212) 943-4054
Attention: Surveillance Manager
L.	LEGAL ACTIONS
No action shall lie against the Insurer unless as a condition precedent thereto, there shall have been full compliance with all the terms of the Policy. No person or organization shall have the right under the Policy to join the Insured as a party to any action against the Insurer to determine the Insurer’s liability, nor shall the Insurer be impleaded by the Insured or his, her or its legal representative.
M.	GOVERNING LAW
This Policy shall be interpreted and all disputes and controversies arising under or related to the Policy shall be governed by and decided under the laws of the State of New York, without regard to its conflict of laws principles.
N.	OFFSET
Except with respect to the payment of Administrative Fee and Deposit, the Insured and the Insurer shall have the right to offset any balance or amounts due from one party to the other under the terms of the Policy. The party asserting the right of offset may exercise such right any time whether the balances due are on account of recoveries or otherwise.
O.	ALTERNATIVE DISPUTE RESOLUTION
It is hereby understood and agreed that all disputes or differences which may arise under or in connection with the Policy, including any determination of the amount of Loss, shall be subject to the alternative dispute resolution process (“ADR”) set forth in this clause.

AISLIC Policy No. 4762498
The Insurer and Insured agree that there shall be two choices of ADR:
1.	non-binding mediation administered by the American Arbitration Association, in which the Insurer and Insured shall try in good faith to settle the dispute by mediation under or in accordance with its then-prevailing Commercial Mediation Rules; or
2.	arbitration submitted to the American Arbitration Association under or in accordance with its then prevailing Commercial Arbitration Rules, in which the arbitration panel shall be composed of three disinterested individuals.
In either mediation or arbitration, the mediator(s) or arbitrators shall be active or former executive officers of property-casualty insurance companies, reinsurance companies, or active or retired lawyers with at least 10 years of experience in property-casualty insurance and reinsurance matters and have knowledge of the legal, corporate management, and insurance issues relevant to the matters in dispute. The mediator(s) or arbitrators shall also give due consideration to the general principles of the law of the state governing the Policy in the construction or interpretation of the provisions of the Policy; provided, however, that the terms, conditions, provisions and exclusions of the Policy are to be construed in an even-handed fashion in the manner most consistent with the relevant terms, conditions, provisions and exclusions of the Policy.
In the event of mediation, either party shall have the right to commence an arbitration proceeding; provided, however, that no such arbitration proceeding shall be commenced until the mediation shall have been terminated and at least 120 days shall have elapsed from the date of the termination.
In the event of arbitration, the decision of the arbitrators shall be final and binding and provided to both parties, and the arbitrators’ award shall not include attorneys’ fees or other costs.
In all events, each party shall share equally the expenses of the ADR. The mediation or arbitration may be commenced in either New York, New York or in the city indicated in Item 1 of the Declarations as the mailing address for the Named Insured.
P.	SERVICE OF SUIT
In the event of failure of the Insurer to pay any amount claimed to be due hereunder, the Insurer, at the request of the Insured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this condition constitutes or should be understood to constitute a waiver of the Insurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process in such suit may be made upon General Counsel, American International Specialty Lines Insurance Company, 175 Water Street, New York, New York 10038 or his or her representatives, with a copy to General Counsel, AIG Risk Finance, 70 Pine Street, 5th Floor, New York, New York 10270. In any suit instituted against the Insurer upon this contract, the Insurer shall abide by the final decision of such court or of any appellate court in the event of any appeal.
Further, pursuant to any statute of any state, territory, or district of the United States which makes provision therefor, the Insurer hereby designates the Superintendent, Commissioner, or Director of Insurance, other officer specified for that purpose in the statute, or his or her successor or successors in office as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Insured or any

AISLIC Policy No. 4762498
beneficiary hereunder arising out of the Policy, and hereby designates the above named Counsel as the person to whom the said officer is authorized to mail such process or a true copy thereof.
Q.	INDEMNIFICATION
It is agreed by the Named Insured and the Insurer that: (a) the Insurer is not responsible for paying any amounts beyond the Policy Aggregate Limit of the Policy; (b) it is unanticipated that the Insurer will be legally required to pay any amounts beyond the Policy Aggregate Limit of the Policy; and (c) it is agreed that the Insurer will have no legal or contractual obligation to pay any amounts beyond the Policy Aggregate Limit of the Policy. In the unanticipated event that the Insurer is legally required to pay any amounts beyond the Policy Aggregate Limit of the Policy, the Named Insured agrees to fully indemnify and hold harmless the Insurer with respect to such amounts, unless the event is solely a result of the Insurer’s actions.
R.	SOLE AGENT
The party identified as the Named Insured in Item 1 of the Declarations shall be the sole agent of all Insureds hereunder for the purpose of effecting or accepting any amendments to the Policy, and for all payments, commutation, claim reporting and reimbursement and any other matters or communications of the Insured in connection with the Policy.
S.	COUNTERPARTS
This Policy may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
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AISLIC Policy No. 4762498
IN WITNESS WHEREOF, the Named Insured, its Surplus Line Broker and the Insurer have caused the Policy to be signed, in the case of the Insurer, by its President and Secretary and, in the case of the Surplus Line Broker and the Named Insured by their respective duly authorized representatives.
AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY

Secretary	President

FIRST SOLAR HOLDINGS, LLC

By:

Name:
Title:

Countersigned By:

BROWN & BROWN OF ARIZONA INC.

By:

Name:
Title:

AISLIC Policy No. 4762498
Schedule A
SCHEDULE A
DECLINATION OF TERRORISM COVERAGE
POLICYHOLDER DISCLOSURE STATEMENT
UNDER
TERRORISM RISK INSURANCE ACT OF 2002
     You are hereby notified that under the federal Terrorism Risk Insurance Act of 2002 (the “Act”) effective November 26, 2002, you now have a right to purchase insurance coverage for losses arising out of an Act of Terrorism, which is defined in the Act as an act certified by the Secretary of the Treasury (i) to be an act of terrorism, (ii) to be a violent act or an act that is dangerous to (A) human life; (B) property or (C) infrastructure, (iii) to have resulted in damage within the United States, or outside of the United States in case of an air carrier or vessel or the premises of a U.S. mission and (iv) to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion. You should read the Act for a complete description of its coverage. The Secretary’s decision to certify or not to certify an event as an Act of Terrorism and thus covered by this law is final and not subject to review. There is a $100 billion dollar annual cap on all losses resulting from Acts of Terrorism above which no coverage will be provided under this policy and under the Act unless Congress makes some other determination.
     For your information, coverage provided by this policy for losses caused by an Act of Terrorism may be partially reimbursed by the United States under a formula established by the Act. Under this formula the United States pays 90% of terrorism losses covered by this law exceeding a statutorily established deductible that must be met by the insurer, and which deductible is based on a percentage of the insurer’s direct earned premiums for the year preceeding the Act of Terrorism.
     Unless you sign this form and return it to us rejecting Terrorism Coverage under the Federal Act, you will be covered for Terrorism as defined in the Act and your premium for that coverage is $87,000.

X I hereby reject coverage in accordance with the Act.

Signature of Insured

Print Name/Title

Date

AISLIC Policy No. 4762498
Schedule B
SCHEDULE B
First Solar Reclamation and Recycling Program
Certificate of Insurance
Named Insured: First Solar Holdings, LLC., Insured: First Solar, LLC and First Solar GmbH
Insurer: American International Specialty Lines Insurance Company, a member company of American International Group.
Policy Number: 4762498
Policy Description: Reclamation and Recycling Indemnification Policy
Coverage Period: January 1, 2003 to December 31, 2007 with respect to year of sale of solar modules
Coverage Territory: Worldwide, except that if coverage under this policy is in violation of any United States of America’s economic or trade sanctions, including but not limited to, sanctions administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control, then such coverage shall be null and void.
Per Module Limit: $7 per module
This Certificate of Insurance is issued by the Named Insured listed above as a matter of information only and confers no legal rights to you as the certificate holder. The policy described above has been issued to the Named Insured for the coverage period indicated. Notwithstanding any requirement, term or condition of any contract or other document with respect to which this Certificate of Insurance may be issued or may pertain, the insurance afforded by the policy described above is subject to all the terms, exclusions and conditions of such policy. This certificate does not amend, extend or alter the coverage provided by the policy. For a more detailed description of the policy and its limitations, you should review the policy, which is available to you upon your request from the Named Insured.
The Per Module Limit shown above is the maximum amount that the Insurer will pay for covered losses relating to each solar module covered by the policy. This policy has a coverage year limit for each coverage year in the coverage period and a policy aggregate limit which is the sum of all coverage year limits. Once this policy aggregate limit has been paid the Insurer will no longer have any liability for any other losses regardless of when they occurred. Each coverage year limit is based on the solar modules sold by the Named Insured in the coverage year and reported to the Insurer pursuant to the terms of the policy. Coverage year limits and policy aggregate limit will only increase upon the Insurer’s receipt of additional payments required to be made by the Named Insured. The policy limits may have already been reduced by other claims paid by the Insurer. The Insurer does not provide any assurance on the adequacy of the Policy Limits for the exposures covered by this policy.
This Certificate of Insurance contains only a broad outline of the policy and does not include all of the terms, conditions and exclusions of the policy. This policy does not guarantee that the product will perform as expected or in any particular manner and does not provide any type of warranty coverage. This policy only indemnifies the Named Insured and will not make any payments to you or to any other third parties. The Insurer does not have a duty to defend the Named Insured and does not provide any assurance that the Named Insured will use the indemnification that it receives under the policy for reclamation and recycling. The Insurer also does not provide assurance that this policy will comply to any existing or future environmental regulations of the United States, the European Union or any other jurisdiction relating reclamation and recycling of solar modules. This policy may not be assigned by the Named Insured without the prior written consent of the Insurer.

AISLIC Policy No. 4762498
Schedule B
This policy is subject to commutation any time after December 31, 2027 at the discretion of the Named Insured. In the event of commutation, the Insurer will not have any further liability under the policy regardless of the date of occurrence of a claim or event giving rise to a claim. This policy will terminate and Insurer will have no further liability under this policy either on the date the Named Insured commutes the policy, or on December 31, 2045. This policy will automatically be commuted if the Named Insured does not make certain payments on a timely basis to the Insurer as required by the Policy.
This Certificate of Insurance is certified by the Named Insured to be accurate and complete. Any errors or omissions shall be the responsibility of the Named Insured and not the Insurer, its agents or its representatives.

Authorized Representative of First Solar Holdings, LLC

AISLIC Policy No. 4762498
Schedule C
SCHEDULE C
TERMINATION AGREEMENT AND RELEASE
     This TERMINATION AGREEMENT AND RELEASE, effective as of [ ] (the “Effective Date”), by and between AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY (the “Company”) and FIRST SOLAR HOLDINGS, LLC. (the “Named Insured”).
W I T N E S S E T H:
     WHEREAS, the Company entered into a Reclamation and Recycling Indemnification Policy (Policy No. 4762498) with the Named Insured, effective as of June 1, 2005 (the “Policy”), whereby the Company agreed to indemnify the Named Insured for certain losses arising under the Policy (the “Losses”); and
     WHEREAS, the Company and the Named Insured now wish to terminate the Policy and to terminate all of the Company’s obligations relating to the Losses, and the Named Insured has agreed to release the Company from any and all obligations and Losses under the Policy.
     NOW, THEREFORE, in consideration of the promises herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. To the extent capitalized terms are used in this Termination Agreement and Release but not specifically defined herein, such terms shall have the same meaning as in the Policy.
     2. The Named Insured does hereby release and forever discharge the Company, its successors, parents, affiliates, subsidiaries, employees, officers, directors, agents, shareholders and assigns, of and from any and all liability and obligations arising out of or related to the Policy, whether known or unknown, reported or unreported, and whether previously existing, currently existing or arising in the future, whether grounded in law or in equity, in contract or in tort, including, but not limited to, all causes of action, suits, claims for sums of money, contracts, controversies, agreements, costs, damages, judgments and demands whatsoever in law or equity which the Named Insured and its successors and assigns now have, claim to have, or may have in the future against the Company under the terms, provisions, endorsements, addenda, conditions of, or otherwise with respect to, the Policy. It is the intention of the parties hereto that this release operate as a full and final settlement of the Company’s past, current and future liabilities to the Named Insured under the Policy.
     3. The Company agrees to pay to the Named Insured $[AMOUNT] the (“Release Payment”) within thirty (30) days of the Effective Date of this Termination Agreement and Release as consideration for complete and total release of all liabilities of the Company under the Policy.
     4. The Named Insured covenants and agrees that the Release Payment represents full and final payment by the Company for reimbursement of all losses and obligations under the Policy, including for the Losses incurred or to be incurred by the Named Insured. In doing so, the Named Insured acknowledges and agrees that there may be development on reported claims and/or known claims and/or future liabilities that may equal or exceed the amount of the Release Payment. The Named Insured agrees to indemnify and hold the Company harmless from and against any and all liability, loss, damage or expense, including without limitation, reasonable attorney’s fees, arising from all manner of action, actions, suits, claims for sums of money, contracts, controversies, agreements, costs, damages, judgments and demands brought or made against the Company under the Policy for Losses or otherwise.

AISLIC Policy No. 4762498
Schedule C
     5. This Termination Agreement and Release shall inure to the benefit of and be binding solely upon the parties hereto and their successors and assigns, and is not intended to create any third party beneficiaries.
     6. This Termination Agreement and Release contains the full and complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and the parties acknowledge that neither is entering into this Termination Agreement and Release in reliance upon any term, condition, representation or warranty not stated herein and that this Termination Agreement and Release replaces any and all prior agreements whether oral or written, pertaining to the subject matter hereof.
     7. The parties to this Termination Agreement and Release understand and agree that this Termination Agreement and Release has been negotiated at arm’s length and on equal footing as between the Named Insured and the Company, that both parties are sophisticated, and that both parties fully understand and agree to all the terms and conditions contained in this Termination Agreement and Release. Accordingly, in any dispute concerning the meaning of this Termination Agreement and Release, or any term or condition hereof, such dispute shall be resolved without any presumption or rule of construction in favor of either party or any related or similar doctrine.
     8. This Termination Agreement and Release may not be modified or amended except in written instrument agreed to and signed by the parties.
     9. This Termination Agreement and Release shall be governed by the laws of the State of New York without regard to its conflict of law principles and the parties agree that all disputes or differences which may arise under or in connection with this Termination Agreement and Release shall be subject to the Alternative Dispute Resolution procedures set forth in the Policy.
     10. No waiver of any of the provisions of this Termination Agreement and Release shall be effective unless in writing and signed by the waiving party. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     11. If any term, covenant, warranty, or other provision of this Termination Agreement and Release is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, covenants, warranties and other provisions of this Termination Agreement and Release shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party.
     12. Each party agrees to execute and deliver all such other documents or agreements and to take all such other action as may be reasonably necessary or desirable to further effectuate the purposes and intent of this Termination Agreement and Release.
     13. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     14. This Termination Agreement and Release may be executed in counterparts, all of which when taken together shall constitute one and the same instrument, and any party hereto may execute this Termination Agreement and Release by signing any such counterpart.
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AISLIC Policy No. 4762498
Schedule C
     IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement and Release to be executed by their duly authorized representatives as of the date first above written.
FIRST SOLAR HOLDINGS, LLC.

By:

Name:
Title:

AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY

By:

Name:
Title: